Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Perimeter Solutions, SA

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid
Fees Previously Paid	Equity	Ordinary Shares	Other(1)	8,505,000(2)	$12.00	—	0.0000927	—
	Equity	Ordinary Shares	457(c)	116,304,810(3)	$11.50(4)	$1,337,505,315	0.0000927	$123,986.74
	Total Offering Amounts					X		$123,986.74
	Total Fees Previously Paid							$123,986.74
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included herein is a combined prospectus that also relates to securities that are registered on a registration statement on Form S-4 (File No. 333-259237) (the “Prior Registration Statement) and this registration statement constitutes a post-effective amendment to the Prior Registration Statement.

(2)

Consists of 8,505,000 Ordinary Shares (“Holdco Ordinary Shares”) of Perimeter Solutions, SA, a newly formed public company limited by shares (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (the “Holdco”) that may be issued upon exercise of warrants to purchase Holdco Ordinary Shares that were issued in the initial public offering of EverArc Holdings Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands (“EverArc”) and were converted into warrants to purchase Holdco Ordinary Shares on the closing of the Business Combination (the “Business Combination”) between Holdco, EverArc, SK Invictus Holdings S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (“SK Holdings”), SK Invictus Intermediate S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (“Perimeter”), and EverArc (BVI) Merger Sub Limited, a company limited by shares incorporated with limited liability in the British Virgin Islands and a wholly-owned subsidiary of Holdco (“Merger Sub”). The Holdco Ordinary Shares issuable upon the exercise of the warrants described above (the “Warrant Shares”) are registered on the Prior Registration Statement and were transferred to this registration statement on Form S-1 pursuant to Rule 457(p).

(3)

Consists of the resale of Holdco Ordinary Shares issued to a limited number of qualified institutional buyers, institutional and individual accredited investors and to certain officers and directors of Holdco on the closing of the Business Combination.

(4)

Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the EverArc Ordinary Shares as reported on the London Stock Exchange on October 29, 2021.